SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No. )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Mark IV Industries, Inc.
- --------------------------------------------------------------------------

              (Name of Registrant as Specified In Its Charter)

                               Richard L. Grenolds
- --------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 1-11(c)(1)(ii), 14A (i) (1), or 14a 6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a(i)(4) and 0-11.

      1.     Title of each class of securities to which transaction applies:

             ________________________________________________________________

      2.     Aggregate number of securities to which transaction applies:
             ________________________________________________________________

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 1-11: (1)

             ________________________________________________________________

      4.     Proposed maximum aggregate value of transaction:

             ________________________________________________________________

             Set forth the amount on which the filing fee is calculated and state how it was determined.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1.    Amount Previously Paid:

             2.    Form, Schedule or Registration Statement No.:

             3.    Filing Party:

             4.    Date Filed:

                             MARK IV INDUSTRIES, INC.
                          501 John James Audubon Parkway
                                   P.O. Box 810
                           Amherst, New York 14226-0810

_____________________________________________________________________________

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JULY 29, 1996
_____________________________________________________________________________


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mark IV Industries, Inc., a Delaware corporation ("Mark IV" or the "Company"), will be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, on Monday, July 29, 1996, at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:

      1. To elect two Class II Directors to hold office until the 1999 Annual Meeting and until a successor has been elected and qualified.

      2. To consider and take action upon a proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock, par value $.01 per share, from 100,000,000 to 200,000,000.

      3. To consider and take action upon the proposed Mark IV Industries, Inc. 1996 Incentive Stock Option Plan.

      4. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on June 3, 1996, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

      Stockholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.


                                            GERALD S. LIPPES
                                            Secretary



Dated:  June 5, 1996

                             MARK IV INDUSTRIES, INC.
                          501 John James Audubon Parkway
                                   P.O. Box 810
                           Amherst, New York 14226-0810

                        _______________________________

                                  PROXY STATEMENT


      This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, by the Board of Directors of Mark IV Industries, Inc., a Delaware corporation ("Mark IV" or the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, on Monday, July 29, 1996, at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. The close of business on June 3, 1996, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. On May 14, 1996, the Company had outstanding 63,043,877 shares of Common Stock, the holders of which are entitled to one vote per share. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders. All share-related amounts in this Proxy Statement have been adjusted to reflect the effects of the 5% stock dividend distributed to stockholders of record as of April 12, 1996.

      The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews and telephone by directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. Approval of the proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock and the proposed Mark IV Industries, Inc. 1996 Incentive Stock Option Plan (the "Proposals") requires the affirmative vote of a majority of the shares of Common Stock represented at the annual meeting in person or by proxy and entitled to vote, provided that a majority of the shares entitled to vote are voted on the Proposals. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified; where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as Directors of the persons named under the caption "Election of Directors" and for the Proposals. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the Annual Meeting, shares represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting.

      With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified for the Proposals (but not on the election of Directors) and will be counted as present for purposes of determining if a majority of shares have been voted on the Proposals. Since the Proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of Directors and the Proposals, without specific instructions from such customers. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares, those shares will not be considered as present and entitled to vote.

      The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

                                 ELECTION OF DIRECTORS

      The By-laws of the Company provide that the Board of Directors shall consist of not less than three nor more than six Directors who shall be divided into three classes, with the term of one class expiring each year.
The Board of Directors is presently comprised of six members: William P. Montague (elected by the Board of Directors effective March 1, 1996) and Joseph G. Donohoo, Class I Directors whose terms expire in 1997; Gerald S. Lippes and Herbert Roth, Jr., Class II Directors whose terms expire in 1998; and Sal H. Alfiero and Clement R. Arrison, Class III Directors whose terms expire in 1996. At the Annual Meeting of Stockholders in 1996, two Class III Directors shall be elected to hold office for a term expiring in 1999. Sal H. Alfiero and Clement R. Arrison have been nominated by the Board of Directors for election as such Class III Directors. The Directors will be elected by a plurality of the votes cast at the meeting. Stockholders do not have cumulative voting rights with respect to the election of Directors.

      Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of Sal H. Alfiero and Clement R. Arrison who are presently Directors, and have been previously elected by stockholders. If Messrs. Alfiero and Arrison should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other persons as the Board of Directors shall designate. The Board of Directors has no reason to believe that Messrs. Alfiero and Arrison will be unable or unwilling to serve if elected to office.

      The following information is provided concerning the Directors and the nominees for election as Class III Directors:

      SAL H. ALFIERO, age 58, has been Chairman of the Board and Chief Executive Officer of the Company since its incorporation. Mr. Alfiero serves as a Director of Phoenix Home Life Mutual Insurance Company and is also a Director of Marine Midland Bank. He holds a B.S. degree in Aeronautical Engineering from Rensselaer Polytechnic Institute and holds an M.B.A. degree from the Harvard Graduate School of Business Administration.

      WILLIAM P. MONTAGUE, age 49, has been employed by the Company since April 1972 and was elected President and a Director effective March 1, 1996. He was previously a Vice President of the Company since May 1974 and was elected Executive Vice President and Chief Financial Officer in March 1986. He holds both a B.S. degree in accounting and an M.B.A. degree from Wilkes University and is a certified public accountant. He is a member of the Chase Manhattan Bank, N.A. Regional Advisory Board and a Director of Gilbraltar Steel Corporation and International Imaging Materials, Inc.

      GERALD S. LIPPES, age 56, has been general counsel, Secretary and a Director of the Company since its incorporation. He has been engaged in the private practice of law in Buffalo, New York, since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Mr. Lippes is also a Director of Gibraltar Steel Corporation.

      CLEMENT R. ARRISON, age 66, has been a Director of the Company since November 1976. He was President of the Company from 1976 until his retirement effective March 1, 1996. Mr. Arrison continues to serve as a consultant to the Company. Mr. Arrison holds a B.S. degree in engineering from the University of Michigan and holds a professional engineering license.

      HERBERT ROTH, JR., age 67, has been a Director of the Company since September 1985, having been Chairman of the Board and Chief Executive Officer of LFE Corporation prior to its acquisition by Mark IV in July 1985. Mr. Roth also serves as a Director of Boston Edison Company; Phoenix Home Life Mutual Insurance Company; Landauer, Inc.; Tech/Ops Sevcon, Inc.; and Phoenix Total Return Fund, Inc., and is a Trustee of Phoenix Series Fund, Phoenix Multi Portfolio Fund, and The Big Edge Series Fund.

      JOSEPH G. DONOHOO, age 77, has been a Director of the Company since its incorporation. He is Chairman of the Board of The Gibson Group, Inc. ("Gibson"), a marketer of paper board, and Chairman of the Board of Clinch River Corporation, a manufacturer of semi-chemical corrugating material. Clinch River is a majority owned subsidiary of Gibson.



      The Board of Directors recommends a vote FOR the election of Messrs. Alfiero and Arrison as Class III Directors.



                     THE BOARD OF DIRECTORS AND ITS COMMITTEES


      During the fiscal year ended February 29, 1996, the Board of Directors held a total of 13 meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.


Audit Committee

      The Board of Directors has a standing Audit Committee comprised of Messrs. Donohoo, Roth and Lippes. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit, the scope of other services provided by the Company's auditors, proposed changes in the Company's financial and accounting standards and principles, the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and making recommendations to the Board of Directors on the engagement of the independent auditors. The Audit Committee held two meetings during fiscal 1996.

Compensation Committee

      The Compensation Committee, which consists of Messrs. Donohoo and Roth, held four meetings during fiscal 1996. The Compensation Committee reviews and recommends the compensation arrangements for officers and other senior management personnel.


Other Committees

      The Board of Directors does not have a standing executive or nominating committee.






                  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

      The following table sets forth certain information regarding the Directors and executive officers of the Company.
                                                                     Term as
                                      Positions and Offices          Director
     Name                    Age    with the Company                 Expires
- ---------------------        ---    -----------------------          -------

Sal H. Alfiero *........      58    Chairman of the Board
                                       and Chief Executive Officer     1996
William P. Montague.....      49    President and Director             1997
Gerald S. Lippes........      56    Secretary and Director             1998
Clement R. Arrison *....      66    Director                           1996
Joseph G. Donohoo.......      77    Director                           1997
Herbert Roth, Jr........      67    Director                           1998
Bruce A. McNiel.........      47    Senior Vice President               --
Kurt J. Johansson.......      54    Senior Vice President               --
Frederic L. Cook........      49    Senior Vice President-
                                     Administration                     --
John J. Byrne...........      47    Vice President and Chief
                                       Financial Officer                --
Richard L. Grenolds.....      46    Vice President and Chief
                                     Accounting Officer                 --
Douglas J. Fiegel.......      48    Vice President, Financial
                                     Control & Reporting                --
Patricia A. Richert.....      45    Vice President and Chief
                                       Information Officer              --


*  Nominee for Class III Director at fiscal 1996 Annual Meeting

      Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

      BRUCE A. McNIEL was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Products, Inc. ("Dayco") subsidiary, headquartered in Miamisburg, Ohio. Mr. McNiel has worldwide responsibility for the Company's Industrial Division. Mr. McNiel has been employed by Dayco since 1977, and prior to his appointment as President of Dayco in March 1993, served in numerous executive positions, including Executive Vice President of Sales and Marketing, and Senior Vice President of Finance and Administration. He holds a B.S. degree in accounting from Wright State University and an M.B.A. degree from the University of Dayton.

      KURT J. JOHANSSON was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Europe AB subsidiary, headquartered in Solvesborg, Sweden, as well as Executive Vice President of Dayco. Mr. Johansson has worldwide responsibility for the Company's Automotive Division. Mr. Johansson has been with Dayco Europe since October 1990. Mr. Johansson studied at the School of Economics and Business Administration in Stockholm, Sweden, as well as at the Technical University in Gothenburg, Sweden.

      FREDERIC L. COOK was elected Senior Vice President-Administration in March 1988, and prior thereto, he had been Vice President-Finance of the Company since May 1986. Prior to joining the Company, Mr. Cook was a tax partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 19 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

      JOHN J. BYRNE has been employed by the Company since September 1973 and was elected Vice President and Chief Financial Officer effective March 1, 1996. He has been a Vice President since March 1986 and was elected Vice President-Finance of the Company in March 1988. He holds a B.S. degree in accounting from Pennsylvania State University and an M.B.A. degree from Canisius College.

      RICHARD L. GRENOLDS was elected Vice President and Chief Accounting Officer in July 1989. Prior to joining the Company, Mr. Grenolds was a general practice partner with the accounting firm of Coopers & Lybrand L.L.P., where he was employed for 17 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

      DOUGLAS J. FIEGEL was elected Vice President, Financial Control and Reporting in 1990. Prior to that he was the Company's Controller since joining the Company in 1986. He holds a B.B.A. degree in accounting from Niagara University and is a certified public accountant.

      PATRICIA A. RICHERT has been employed by the Company since 1973, and has been Vice President and Chief Information Officer since 1990. In August 1994 she was also appointed Dayco's Vice President of Information Technology. She holds a B.S. degree in accounting from the University of Buffalo.

                                        COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

      The following Summary Compensation Table sets forth all compensation earned by the Company's Chief Executive Officer, and each of the Company's other four most highly compensated executive officers, for the Company's fiscal year ended
February 29, 1996.  Comparative amounts for fiscal 1994 related to Messrs. McNiel and Johansson have been excluded since they were not executive officers during that year.

                                                   SUMMARY COMPENSATION TABLE



                                          Annual Compensation                      Long-Term Compensation
                                                                                        Awards           Payouts
                                                                              Restricted   Securities               All Other
Name and Principal     Fiscal                             Other Annual          Stock      Underlying    LTIP     Compensation
Position                 Year   Salary (A)  Bonus(A)   Compensation(B)       Awards (C)  Options (D)  Payouts(E)  (F) (G) (H)
- ------------------     ------   ---------    ------     -------------        ----------  ----------    ---------   ----------


Sal H. Alfiero -
Chairman of the Board    1996    $521,000    $521,000      $ 60,631               -         52,500        -        $338,072
  and Chief Executive    1995    $462,166    $462,166      $ 58,136               -        113,006        -        $361,576
   Officer               1994    $406,000    $400,000      $ 25,037           $5,000,000      -           -        $253,059


Clement R. Arrison -
President (until         1996    $520,000    $520,000      $ 13,602                -          -           -        $147,706
 retirement on           1995    $461,666    $461,666      $ 14,934                -        62,291        -        $125,416
  March 1, 1996) and     1994    $400,000    $400,000      $  2,183           $  500,000      -           -        $ 90,693
  Director

William P. Montague -
Executive Vice President
  and Chief Financial
   Officer (President    1996    $400,000    $400,000       $  1,526               -        36,750        -        $120,131
   and Director          1995    $341,667    $341,667       $  1,401          $   44,678    39,138        -        $103,042
   effective March 1,    1994    $300,000    $300,000       $    367          $  300,000       -          -        $ 72,928
   1996)





                                          Annual Compensation                       Long-Term Compensation
                                                                                        Awards           Payouts
                                                                              Restricted   Securities               All Other
Name and Principal     Fiscal                             Other Annual          Stock      Underlying    LTIP     Compensation
Position                 Year   Salary (A)  Bonus(A)   Compensation(B)        Awards (C)  Options (D)  Payouts(E) (F) (G) (H)
- ------------------     ------   ----------  --------   --------------          --------    ------      -------     ----------


Bruce A. McNiel -        1996    $300,000    $187,500          -                   -         36,750       -         $ 68,850
Senior Vice President    1995    $216,667    $158,167          -             $   44,678      33,371      $17,398    $ 52,190

Kurt J. Johansson -      1996    $300,000    $187,500          -                   -         36,750       -         $ 68,850
Senior Vice President    1995    $216,667    $158,167          -             $   44,678      33,371      $17,398    $ 52,190



Notes To Summary Compensation Table

(A)   The Company's Non-Qualified Deferred Compensation Arrangements (as defined in Note G below) enable participants to defer up to 100% of their current salary and/or cash bonus to be hypothetically invested for a pre-determined fixed period of time.  All deferred amounts are included in the amounts shown for "Annual Compensation" in the Summary Compensation Table for each of the years in which the compensation was earned.

(B)   The amounts reported in this column represent tax reimbursements paid to each of the named executives to offset the tax effects of the Company's life insurance program and related compensation element under the rules of the Internal Revenue Code ("IRC").

(C)   The amounts represent the value of restricted stock awards as of the date of grant (less the $.01 per share consideration paid by the grantee).  Dividends on the Company's Common Stock are paid currently to the holders of the restricted shares.  At the end of fiscal 1996, the cumulative number of restricted shares of the Company's Common Stock, and related fair market value, held by Messrs.
      Alfiero, Montague, McNiel and Johansson were 303,876 shares - $5,788,843; 21,126 shares - $402,450;
      2,894 shares - $55,127; and 2,894 shares - $55,127 respectively.  As a result of Mr. Arrison's retirement effective March 1, 1996, the restrictions lapsed on his 30,387 restricted shares, which had a related market value of $578,872 as of that date.

(D)   All amounts have been adjusted to reflect the effects of the Company's 5% stock dividend issued in
      April 1996.







(E)   As discussed in the Long-Term Incentive Plan ("LTIP") table, these payments are contingent upon meeting certain operating goals in subsequent years, and are subject to partial or total repayment by the individuals if such goals are not achieved.

(F)   The Company's contributions to qualified defined contribution plans for Messrs. Alfiero, Arrison,
      Montague and McNiel in fiscal 1996 amounted to $4,377; $6,000; $6,000; and $8,850, respectively.  All such amounts have been included in the "All Other Compensation" column.

(G)   As a supplement to the Company's qualified defined contribution plans, the named executive officers participate in one of the Company's two non-qualified deferred compensation plans ("Deferred
      Compensation Arrangements").  Amounts allocated in fiscal 1996 under the terms of the Deferred
      Compensation Arrangements amounted to $100,872; $97,519; $71,905; $60,000; and $68,850 for Messrs.
      Alfiero, Arrison, Montague, McNiel and Johansson, respectively.  All such amounts have been included in the "All Other Compensation" column.  The earnings on amounts allocated under the terms of the
      Deferred Compensation Arrangements are equal to the greater of the cumulative investment returns which would be realized if the executive officer's account was 100% invested in the Company's Common Stock
      ("equity based earnings") or in an interest bearing account ("interest based earnings").  The earnings amounts are not deemed to be compensation under the rules of the Securities and Exchange Commission
      (the "SEC"), and therefore are not included in the Summary Compensation Table.

(H)   Includes amounts deemed to be compensation under the rules of the SEC related to the present value of the premium payments made by the Company for the benefit of the named executive officers under the
      Company's split-dollar life insurance program.  Such amounts in fiscal 1996 amounted to $232,823;
      $44,187; and $42,226 for Messrs. Alfiero, Arrison, and Montague, respectively.  The premium payments will ultimately be recovered by the Company to the extent of the cash surrender value of the policies.




Option Grants in Last Fiscal Year

      The following table sets forth information with respect to the named executive officers concerning options granted to each of them during fiscal 1996.  All amounts have been adjusted to reflect the effects of the 5% stock dividend issued in April 1996.
                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                         Annual Rates of
                                                                                     Stock Price Appreciation
                          Individual Grants                                             For Option Term
                   Number of     % of Total
                   Securities     Options
                   Underlying    Granted to
                     Options    Employees in      Exercise Price     Expiration
Name                 Granted   Fiscal Year (A)      ($/Share)           Date         5% (B)            10% (B)
- ---------------      -------    -------------      --------------     ---------    ------------   ---------------


Sal H. Alfiero        52,500        7.74%            $17.14             12/19/05   $    566,006   $    1,434,361

William P. Montague   36,750        5.42%            $17.14             12/19/05   $    396,204   $    1,004,053

Bruce A. McNiel       26,250        3.87%            $17.14             12/19/05   $    283,003   $      717,180
                      10,500        1.55%            $19.17              6/01/05   $    126,608   $      320,848
Kurt J. Johansson     26,250        3.87%            $17.14             12/19/05   $    283,003   $      717,180
                      10,500        1.55%            $19.17              6/01/05   $    126,608   $      320,848

All Shareholders (C)   N/A           N/A             N/A                N/A     $754,894,350   $1,913,039,100


(A)   Options become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, options become immediately exercisable in full upon the optionee's disability, retirement or death, or upon a Change in Control of the Company.

(B)   Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% and 10% per year over the ten-year term of the grants.  Such assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's stock increasing 62.9% and 159.4%, respectively, over a ten-year time frame. The amounts set forth are not intended to forecast future appreciation, if any, of the stock price.

(C)   Represents the potential appreciation for all shareholders over a ten-year period, assuming 63,000,000 shares outstanding and a closing market price of $19.05 per share at February 29, 1996, and assuming the same annual rates of appreciation of 5% and 10% over the subsequent ten-year period.



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 1996 and unexercised options held at the end of fiscal 1996.  All amounts have been adjusted to reflect the effects of the 5% stock dividend issued in April 1996.


                                                                                        Value of Securities
                                                         Number of Securities             Underlying
                                                             Underlying                 Unexercised In
                               Shares                   Unexercised Options           The Money Options
                               Acquired                 At Fiscal Year-End         At Fiscal Year-End (A)
                                  On          Value
Name                          Exercise(#)    Realized Exercisable Unexercisable    Exercisable Unexercisable
- --------------               ------------    -------  ----------  -------------    ----------- -------------

Sal H. Alfiero                    --          --       28,251       137,254          $ 80,210     $384,381

Clement R. Arrison (B)            --          --       52,036        58,873          $306,867     $256,189

William P. Montague               --          --       32,573        73,700          $187,660     $248,359

Bruce A. McNiel                   --          --       38,872        62,371          $452,408     $161,395

Kurt J. Johansson                 --          --       19,315        68,006          $106,461     $173,872

____________________


(A)   Represents the difference between the closing market value of the Company's Common Stock on February
      29, 1996 ($19.05) and the exercise price of such options.

(B)   As a result of Mr. Arrison's retirement effective March 1, 1996, all of his unexercised options became
      100% exercisable, and were exercised shortly thereafter.


LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR


      The following table presents the contingent awards made to the named executive officers who participate in the Senior Executive Short-Term Incentive Plan of the Company's Dayco subsidiary (the "Dayco Incentive Plan"). If the participant's employment is terminated during the performance period for any reason other than disability, retirement or death, or upon a Change in Control of the Company (as defined), the award is generally canceled. The award is determined based upon the degree to which inventory levels are maintained in comparison to certain pre-determined relationships to sales for the fiscal year, and is calculated as a percentage of the participant's current cash bonus award for the fiscal year. A contingent payment of the award is made 1/3 in the year earned, and 1/3 in each of the two subsequent years, as long as the performance objective is maintained in each subsequent year.
                             Performance or              Estimated Future
                              Other Period            Payouts Under Non-Stock
                             Until Maturation           Price-Based Plans (A)
Name                             of Payout                      Target
- --------------                ---------------         ----------------------

Bruce A. McNiel                Fiscal 1995-1997                  $52,195

Kurt J. Johansson              Fiscal 1995-1997                  $52,195


(A) To the extent contingent payments have been accrued, but not paid to the participant, such balance accrues earnings in the same manner as discussed in Note G to the Summary Compensation Table. The amounts listed in this column do not include any of such related earnings. The LTIP Payouts column in the Summary Compensation Table includes 1/3 of this payout which was made in fiscal 1995. The performance objective was not maintained in fiscal 1996; therefore, no payouts were made for the current year.

                               EMPLOYMENT AGREEMENTS


      The Company has employment agreements ("Employment Agreements") with each of the named executive officers. The Employment Agreements for Messrs. Alfiero and Montague provide for an initial term of five years, which is automatically extended for an additional 12-month period on each annual anniversary date. The Employment Agreements for Messrs. McNiel and Johansson provide for an initial term of three years, which is automatically extended annually for an additional 12-month term after the initial term. An executive officer who is a party to an Employment Agreement is eligible to receive cash bonuses as part of the Company's bonus plans and participate in the Company's various other benefit and incentive plans. The Employment Agreements do not provide for a minimum bonus amount. The Employment Agreements provide for the payment of base salaries of $520,000; $400,000; $300,000 and $300,000 for
Messrs. Alfiero, Montague, McNiel, and Johansson, respectively, which amounts can be increased at the discretion of the Company. The base salary, cash bonuses and other benefits provided for under the Employment Agreements are included in calculating the total cash compensation paid to the various executives and other information as presented in the Summary Compensation Table.

      The Employment Agreements for Messrs. Alfiero and Montague provide that in the event the Company terminates the executive prior to age 61 for any reason other than Cause (as defined), such executive shall be entitled to receive a lump sum severance benefit equal to the greater of two and one-half times the sum of such executive's base salary plus bonus earned for the 12-month period immediately preceding the date of his termination, or five times the executive's then current base salary, in each case including amounts deferred at the option of the executive. In the event of termination after the executive attains age 61, such severance benefit is reduced by 20% per year, beginning at age 61, so that no severance benefit is paid if the executive is terminated at age 65. The Employment Agreements for Messrs. McNiel and Johansson provide that in the event of termination, the executive shall be entitled to receive a benefit equal to one and one-half times his base salary, payable over an 18-month period, plus a pro rata allocation of the bonus the executive would have been entitled to receive for the fiscal year had he not been terminated.

      The Employment Agreements further provide for severance benefits upon a "Change in Control" of the Company. The events that trigger a Change in Control under the Employment Agreements include (i) certain consolidations or mergers, (ii) certain sales or transfers of substantially all of the Company's assets, (iii) the approval of the Company's shareholders of a plan of dissolution or liquidation of the Company, (iv) the acquisition of 20% or more of the Company's outstanding Common Stock by certain persons (other than the Company's executive officers and directors, whether individually or as a group) and (v) certain changes in the membership of the Company's Board of Directors. If the executive's employment is terminated within three years of a Change in Control, other than for Cause, he will be entitled to receive a lump sum severance payment equal to three times the average of his total cash compensation during the three-year period immediately preceding his termination, plus medical and life insurance benefits for the rest of his life. The Employment Agreements define such total cash compensation to include amounts deferred at the option of the executive. The payments and benefits payable in the event of a Change in Control are not subject to any limitations that would prevent them from being considered "excess parachute payments" subject to excise tax payments or corporate deduction disallowance under the IRC. Therefore, such lump-sum severance payments could require excise tax payments on the part of the executive, and deduction disallowance on the part of the Company. In such instance, the impact of the excise tax payments on the executive would be reimbursed to the executive by the Company, including taxes the executive would incur on the gross-up itself.

      In addition, upon a termination other than for Cause, or upon retirement and eligibility to receive benefits under the Company's tax-qualified defined contribution plan (the "Retirement Plan"), Messrs. Alfiero, Arrison, and Montague will be entitled to receive from the Company an additional benefit computed as if the Retirement Plan was not subject to limits imposed on tax-qualified plans by the IRC or ERISA. Such amounts are included in the amounts accrued for such executive officers under the Deferred Compensation Arrangements, and included under the column entitled "All Other Compensation" in the Summary Compensation Table.


              COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's executive compensation program is designed to attract and retain top quality executives and to provide them with both an incentive and a reward for superior performance. The program includes three principal components - base salary, annual bonus opportunities and long-term incentives. The program is administered by the Compensation Committee of the Board of Directors, the members of which are outside Directors who are not employees of the Company.

      The Compensation Committee generally reviews base salary levels for executive officers each year. Salaries are adjusted to the extent the Compensation Committee believes is appropriate, taking into account the executives' and the Company's performance, and other factors the Compensation Committee deems relevant each year. In January 1995, the Compensation Committee increased Mr. Alfiero's annual base salary by $70,000, giving consideration to the period of time since his previous increase, their assessment of his commitment to the Company to date, the Company's consolidated earnings and stock market performance, comparisons of the Company's performance to that of companies within its Peer Group (as hereinafter defined), and the impact of the acquisition of Purolator Products, Inc. ("Purolator") in November 1994. The Compensation Committee also increased the annual base salaries of Messrs. Arrison and Montague as of the same date, giving similar consideration to their assessment of the executives' commitment and the Company's earnings and operating performance. Such increases resulted in an annual rate of increase over the past five fiscal years of slightly less than 10% per year for Messrs. Alfiero and Arrison, and a lesser rate for Mr. Montague. As a part of the election of Messrs. McNiel and Johansson as executive officers of the Company in December 1994, the Compensation Committee established an annual base salary of $300,000 for each of them. Such increased salaries for the named executive officers near the end of fiscal 1995 were in effect for all of fiscal 1996.

      Annual bonus awards are determined according to the terms of the Company's Executive Bonus Plan (the "Bonus Plan"), which has been approved by shareholders as "performance-based" in accordance with the rules of the IRC. All of the Company's executive officers participate in this Bonus Plan, with the exception of Messrs. McNiel and Johansson, who receive annual bonus awards under the Dayco Incentive Plan. Under the Bonus Plan, each participating executive officer has the opportunity to earn a bonus of up to 200% of his/her base salary if the Company's earnings per share reach a specified target, as established by the Compensation Committee. No bonus is payable unless the Company achieves its projected earnings per share target. Further, no bonus is payable if the target is projected to be less than the actual earnings during the prior fiscal year. Under the bonus formula, a bonus pool equal to 50% of the Company's net income before taxes in excess of the net income before taxes which is necessary to meet the target (without considering extraordinary items) is allocated to the eligible officers until the pool reaches the maximum bonus level of 200% of base salaries. If such bonus pool does not reach the maximum amount of 200% of base salaries, the bonuses are limited to the amount in the bonus pool, without regard to the relationship of the actual percentage increase to the percentage increase set by the Compensation Committee.

      Under the terms of the Dayco Incentive Plan, participants are eligible to earn a current bonus equal to a percentage of their base salaries, assuming certain performance criteria are achieved for the operations under their control. The bonus formula is keyed to the achievement of certain operating profit (70% weighting) and cash flow (30% weighting) performance criteria. Messrs. McNiel and Johansson are eligible to earn a cash bonus under this formula up to a maximum of 83% of their base salary earned in the fiscal year. The bonus is also impacted by an inventory management factor which can increase, decrease, or eliminate, the operating profit/cash flow bonus determination.

      Under the terms of the Bonus Plan and the Dayco Incentive Plan, the Compensation Committee does not have any authority to modify the bonus amounts as computed by the bonus plan formulas. The Company exceeded its projected earnings per share target for fiscal 1996; therefore, a bonus of 100% of the base salary earned in fiscal 1996 was awarded to each of the participants in the Bonus Plan, including Messrs. Alfiero, Arrison, and Montague. The performance of the Dayco-related operations was such that Messrs. McNiel and Johansson earned a current bonus of approximately 62.5% of their base salary for fiscal 1996.

      As a result of these incentive arrangements, nearly 50% of the executive officers' annual cash compensation is directly linked to the operating performance of the Company, which the Compensation Committee believes helps to maximize the individual effort of all executive officers on a consistent basis.

      In fiscal 1996, the Compensation Committee determined it appropriate to grant an incentive stock option to Mr. Alfiero to acquire 52,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. The Compensation Committee also determined it appropriate to grant options to the other named executive officers in fiscal 1996 to acquire 110,250 shares of the Company's Common Stock. The Compensation Committee believes such grants to be appropriate long-term incentive compensation to reward the executives for their efforts to date, and provide an incentive element geared to the long-term growth in the market value of the Company's stock.

      The Compensation Committee has reviewed the Annual Compensation of Mr. Alfiero in comparison to the amounts earned by the Chief Executive Officers of the companies included in the Peer Group identified in the following Comparative Performance Graphs. The companies included in the Peer Group are diversified manufacturing companies with whom investment analysts have compared or grouped the Company. Based on this review, the Compensation Committee is of the view that Mr. Alfiero's total base salary and bonus for fiscal 1996 is near the 33rd percentile for all of the Chief Executive Officers of the Peer Group companies. The Compensation Committee also reviewed the Annual Compensation of all of the named executive officers of the Company in comparison to the amounts earned by the named executive officers in the Peer Group companies, and found the Company's total of such compensation to be near the 42nd percentile on a comparable basis. Such amount for Mr. Alfiero individually, and in total for the named executive officers as a group, is viewed by the Compensation Committee to be appropriate in view of the outstanding performance of the Company's stock over the last five years, placing it ahead of the indicated performance of every company in the Peer Group. Such performance represents a return that is nearly twice the average for all of the Peer Group companies.

      During fiscal 1994, federal tax legislation ("IRC 162(m)") was enacted to limit publicly-held companies such as Mark IV from deducting for tax purposes certain compensation paid to any named executive officer in excess of $1,000,000 annually. The tax deductibility of amounts paid by the Company to its executive officers through fiscal 1996 has not been affected by IRC 162(m), and it is anticipated that the deduction limitations imposed by IRC 162(m) will not significantly impact the Company for several years.

      In summary, the Compensation Committee believes that the compensation program for the Company's executive officers is appropriate and serves the best interests of the Company and its stockholders.


                              COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS OF
                             MARK IV INDUSTRIES, INC.

Joseph G. Donohoo                                              Herbert Roth, Jr.

                          COMPARATIVE PERFORMANCE GRAPHS


      The following graphs compare the performance of the Company's Common Stock to the performance of a group of companies considered to be peers of the Company (the "Peer Group"), as well as the performance of the companies included in the S&P MidCap 400 Index and the S&P 500 Index. The S&P MidCap 400 Index is an aggregate measure of the performance of the equity securities of 400 companies with market capitalization in the range of $200 million to $5 billion, including the Common Stock of the Company, which makes it an appropriate, broad-based market performance comparison for the Company. The broader-based S&P 500 Index has also been included as a comparison since it tends to be a very common overall measure of the stock market's performance followed by institutional and individual investors. The graphs plot the growth in value of an initial $100 investment, with dividends reinvested, over the five-year period ended on February 29, 1996, the end of the Company's most recent fiscal year.

      The Peer Group is made up of the following 12 companies:

- -  Cooper Industries, Inc.                -  M.A. Hanna Company
- -  Dana Corporation                       -  Illinois Tool Works, Inc.
- -  Dover Corporation                      -  Johnson Controls, Inc.
- -  Federal Mogul Corporation              -  MascoTech, Inc.
- -  First Brands Corporation               -  Parker Hannifin Corporation
- -  Gencorp, Inc.                          -  Trinova Corporation

      The Company's relative position in the Peer Group, based upon the Company's performance as of February 29, 1996 and the most recently available information for the other companies in the Peer Group, is as follows (dollars in millions):

                                                Peer Group
                                      ----------------------------------
                                     Range          Average
                                   (Excluding       (Excluding    Mark IV
                       Mark IV      Mark IV)         Mark IV)      Rank
                      ---------    ------------     -----------   -------

Annual rate of growth
 of an initial
 investment over
 the 5-year period       35.2%      6.8% to 23.6%      17.0%       1/13

Net Sales               $2,089     $1,037 to $8,330    $3,516       7/13
Shareholders'
 Equity                 $  726     $   35 to $1,924    $  883       7/13
Total
 Capitalization         $1,368     $  439 to $3,616    $1,613       7/13
CEO's Annual
 Salary and
 Bonus                  $  1.0     $   .6 to $2.6      $  1.3       9/13
Top-Five
 Executives'
 Annual Salaries
 and Bonuses            $  3.3     $  1.6 to $6.9      $  3.3       7/13

  The Peer Group's performance which is presented in the following graph has been weighted based upon the relative market capitalization of the Peer Group companies over the same five-year period ended February 29, 1996.






(Copy of Graph Sent to Charles A. Sjoquist, Branch Chief, by Overnight Mail).

          APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                       TO INCREASE AUTHORIZED CAPITAL STOCK


      The Company is presently authorized to issue 110,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, $.01 par value per share, and 10,000,000 shares are Preferred Stock, $.01 par value per share. The Company has not issued any of the Preferred Stock.

      During the past five years the Company has issued the equivalent of approximately 49,400,000 shares of its Common Stock, with (i) 17,000,000 shares issued through public and private equity offerings; (ii) 17,300,000 shares issued through the conversion of outstanding convertible debentures;
(iii) 1,400,000 shares issued through the Company's incentive stock option and restricted stock plans; and (iv) 13,700,000 shares issued through six 5% stock dividends and one three for two stock split. After considering the requirements for existing and proposed authorized shares for the purpose of granting incentive stock options and restricted stock grants, the Company has approximately 31,600,000 remaining authorized unreserved shares of Common Stock. Therefore, the Board of Directors believes it is appropriate to have additional authorized shares of Common Stock available. Accordingly, the Board of Directors has recommended that the Stockholders approve an amendment to Article Fourth of the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 100,000,000 shares, $.01 par value per share to 200,000,000 shares, $.01 par value per share. The proposed amendment would increase the number of authorized unreserved shares of Common Stock available for future issuance to approximately 131,600,000.

      The Board of Directors believes that it is necessary to have the additional authorized shares of Common Stock available for possible future stock dividends, stock splits, employee benefit plans, financing and acquisition transactions, and other general corporate purposes. No further action or authorization by the stockholders would be necessary prior to the issuance of the additional shares authorized by the proposed amendment unless required in a particular transaction by applicable provision of the Company's Certificate of Incorporation, by law, or by the regulations of a stock exchange or other regulatory agency. While increasing the number of such authorized shares will not affect stockholders' present percentage ownership of the Common Stock of the Company, any issuance of additional shares may occur at such times and under such conditions as may result in a dilution of such percentage ownership. The Company's stockholders do not have pre-emptive or other rights to subscribe for any of the Company's securities, and they will not have any such rights with respect to the additional shares of Common Stock proposed to be authorized.

      The increase in authorized Common Stock might be considered as having the effect of discouraging any attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any portion of the Company's assets or similar transactions, since the issuance of any shares could be used to dilute the stock ownership of a person or entity seeking to obtain a control of the Company.

      The following is the text of the first paragraph of Article Fourth of the Certificate of Incorporation of the Company as proposed to be amended:

      FOURTH: The total number of shares of stock which the corporation shall have authority to issue is TWO HUNDRED TEN MILLION (210,000,000), consisting of TEN MILLION (10,000,000) shares of Preferred Stock, all of a par value of One Cent (.01) each, and TWO HUNDRED MILLION
      (200,000,000) shares of Common Stock, all of a par value of One Cent ($.01) each.

      The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required for the adoption of the proposed amendment. The Board of Directors believes that the increase in the authorized number of shares of Common Stock will give the Company the desired flexibility to meet possible future developments and opportunities and to provide for additional financing. Accordingly, the Board of Directors recommends a vote FOR adoption of the proposed amendment.



                       APPROVAL OF MARK IV INDUSTRIES, INC.
                         1996 INCENTIVE STOCK OPTION PLAN


      The principal features of the Mark IV Industries, Inc. 1996 Incentive Stock Option Plan (the "1996 Option Plan") are described below. The description is qualified by reference to the complete text of the 1996 Option Plan, which is included as Exhibit A to this Proxy Statement. All amounts have been adjusted to reflect the effects of the 5% stock dividend distributed to stockholders of record as of April 12, 1996. No options have been granted yet under the 1996 Option Plan.

      On April 24, 1996, subject to approval by stockholders at the 1996 Annual Meeting, the Board of Directors adopted the 1996 Option Plan, and allocated 3,000,000 shares of the Company's authorized Common Stock to be used for the granting of options thereunder. The 1996 Option Plan provides that the Compensation Committee may grant to officers and other key employees of the Company and its subsidiaries, "incentive stock options" (as defined under Section 422 of the IRC) to purchase shares of the Company's Common Stock at an exercise price equal to no less than 100% of the market price on the date of grant. Such grants would be made in consideration of the employee's degree of responsibility for the growth and success of the Company, and other factors related to the employee's service with the Company. The options have a maximum duration of 10 years. Options may be exercised as determined by the Compensation Committee.

      Unless specified otherwise by the Compensation Committee, options become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, options become immediately exercisable in full upon the optionee's disability, retirement or death while employed or within three months of retirement, or upon a disposition of all or substantially all of the assets of the Company, or a "Change in Control" (as defined in the 1996 Option
Plan). Immediate vesting is also provided to option holders that are employed by any of the Company's subsidiaries or divisions, in the event of the sale of such subsidiary or division. The 1996 Option Plan limits the number of shares for which options may be granted to any named executive officer or other employees of the Company under the 1996 Option Plan to 300,000 shares (subject to certain anti-dilutive adjustments). This limit preserves the Company's tax deduction for any subsequent compensation amount related to the exercise of options under the 1996 Option Plan in accordance with IRC 162(m). The 1996 Option Plan also provides that the aggregate fair market value (determined at the time the option is granted) of the Company's Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all stock option plans of the Company and its subsidiaries) shall not exceed $100,000.

      Payment of the purchase price for the shares acquired upon the exercise of options may be made either (i) by cash or certified or bank check payable to the order of the Company; or (ii) without cash by the option holder's tendering of a number of previously owned shares of the Company's Common Stock which are equivalent in fair market value to the total exercise price; or
(iii) without cash by the Company's retention of shares of the Company's Common Stock having an aggregate fair market value equal to the total exercise price payable for the shares of the Company's Common Stock (including retained shares) to be issued upon the exercise of the options. Options granted under the 1996 Option Plan generally terminate three months after the optionee's termination of employment with the Company and its subsidiaries, except that in the event of a termination for cause or voluntarily without the Company's (or subsidiary's) consent, during the two-year period beginning on the date of grant, the options terminate immediately upon such termination of employment. In the event of the optionee's termination of employment on account of disability, or the optionee's death while employed or within three months of retirement, the options are exercisable for one year after such termination or death, by the optionee or by the optionee's estate or heirs, as the case may be. Options (and the 1996 Option Plan) also terminate 90 days after the consummation of a disposition of all or substantially all of the assets of the Company or a Change in Control of the Company (rather than a change in control of only a subsidiary or division), unless provision is made for the assumption or substitution of the options by the successor corporation.

      Each option contains customary anti-dilution provisions which are applicable in the event of a stock dividend, a split-up, reverse split or consolidation of shares, recapitalization, reclassification or other like capital adjustment of the Company. The 1996 Option Plan also contains provisions to assure that any exercise of an option or disposition of the Company's Common Stock will not violate the securities laws.

      The 1996 Option Plan terminates on April 23, 2006. The Board of Directors may at any time suspend, amend or terminate the 1996 Option Plan and may, with the consent of the affected holder of an outstanding option, amend, suspend or terminate outstanding options. Any amendment which would increase the number of shares as to which options may be granted under the 1996 Option Plan, reduce the exercise price or change the method of determining the price, increase the duration of options beyond 10 years, or change the designation or class of eligible employees, shall be subject to the approval of the stockholders of the Company.

      The Federal income tax consequences to an employee who receives an option under the 1996 Option Plan, and to the Company, generally will, under current law, be as follows:

      An employee will not realize any income upon the grant or exercise of an option. If the employee disposes of the shares of Common Stock acquired for cash upon the exercise of an option at least two years after the date the option is granted and at least one year after the Common Stock is transferred to him or her, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, the Company will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the employee disposes of the shares of Common Stock acquired upon the exercise of an option for cash prior to the expiration of two years from the date the option is granted, or one year from the date the Common Stock is transferred to him or her, any gain realized will be taxable at such time as follows: (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from such disposition, and (b) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending on the holding period of the Common Stock. In such case, the Company may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.
Under current law, long-term capital gains generally are taxed at a maximum rate of 28%.

      If an employee elects the cashless exercise of the option by tendering existing shares of the Company's Common Stock, (i) the holding period for the newly issued shares equal in value to the tendered shares will include the period during which the tendered shares were held; (ii) the employee's tax basis in such newly issued shares will be the same as the tax basis in the tendered shares; and (iii) no gain or loss will be realized by the employee on the tendered shares. However, if an employee uses shares previously acquired pursuant to the exercise of an option, or requests the Company to retain shares to be issued under the option being exercised, to pay all or part of the exercise price under an option, such tender will constitute a disposition of such acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to such option, as discussed above, and such tender may be treated as a taxable exchange.

      In general, the difference between the fair market value of the Common Stock at the time the option is exercised and the option exercise price will constitute an item of adjustment for purposes of determining alternative minimum taxable income, and under certain circumstances may be subject, in the year in which the option is exercised, to the alternative minimum tax.

     The foregoing summary with respect to Federal income taxation does not purport to be complete and reference is made to the applicable provisions of the IRC.

      The affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the 1996 Annual Meeting in person or by proxy and entitled to vote (provided that a majority of the outstanding shares are voted on the Proposal) is required for the approval of the 1996 Option Plan. The Compensation Committee of the Board of Directors believes that the 1996 Option Plan will enable the Company to reward and retain highly qualified executive employees, and increase the personal interest these employees have in the successful and profitable operations of the Company by linking the value of the compensation paid to such employees to the value of the Company's Common Stock. Accordingly, the Board of Directors recommends a vote FOR approval of the 1996 Option Plan.


                             COMPENSATION OF DIRECTORS

      Directors who are not also executive officers of the Company receive an annual retainer for their services and participate in the Company's bonus plan which is separate from the Bonus Plan in which the Company's executive officers participate. The annual retainer paid to each of Messrs. Donohoo and Roth was $34,500 in fiscal 1996. The Company also made incentive awards under its bonus plan of $34,500 each to Messrs. Donohoo and Roth in fiscal 1996. Directors who are also executive officers of the Company do not receive any additional compensation for their services as Directors. Directors do not receive any additional compensation for their services as a member of any committee of the Board of Directors.

      The Company's Non-Qualified Deferred Compensation Plan for Non-Employee Directors of the Company (the "Directors' Deferred Compensation Plan") allows the non-employee Directors of the Company to elect to defer receipt of up to 100% of their annual retainer and/or bonus for a pre-determined, fixed period of time. The earnings on such deferred amounts are equal to the greater of the cumulative investment returns which would be realized if the Director's account was simultaneously invested in the Company's Common Stock and a savings account bearing interest at a rate equal to 120% of the Applicable Federal Rate.

                               SECTION 16 COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended February 29, 1996.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of April 30, 1996 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each Director, each Named Executive Officer in the Summary Compensation Table, and all Executive Officers and Directors as a group. All share amounts and percents reflect the impact of the 5% stock dividend issued in April 1996.


                                             Number of                Percent
          Name                               Shares(1)                of Class

Sal H. Alfiero .................             4,582,991 (2)                7.3%
FMR Corporation.................             6,836,474 (3)               10.9%
Tiger Management Corporation....             6,081,181 (4)                9.7%
Clement R. Arrison..............             1,847,370 (5)                2.9%
Gerald S. Lippes................             1,774,748 (6)                2.8%
William P. Montague.............               849,814 (7)                1.3%
Joseph G. Donohoo...............                26,229 (8)                 *
Herbert Roth, Jr................                26,003                     *
Bruce A. McNiel.................                56,612 (9)                 *
Kurt J. Johansson...............                23,661 (10)                *
All Executive Officers and
 Directors as a Group
 (13 persons)...................             9,442,311 (11)              14.9%
______________
*  Less than 1%


(1) Except as otherwise indicated in the following footnotes, each person listed in the table has both sole voting and sole investment power with respect to the number of shares of Common Stock set forth opposite his name. Messrs. Alfiero, Lippes, and Montague, each of whom is an executive officer of the Company, have the right to direct the Trustee of the Company's defined benefit pension plan (the "Plan") with respect to the voting of and investment in the shares of the Company's Common Stock owned by such Plan. As of April 30, 1996, the Plans owned 1,588,785 shares of the Company's Common Stock (2.5% of the total outstanding). Such executive officers are not participants in the Plan and disclaim any beneficial ownership in the shares, and the shares have not been included in the amounts listed in this table.

(2) Includes 303,876 shares of Common Stock issued to Mr. Alfiero under the Mark IV Industries, Inc. 1992 Restricted Stock Plan (the "Restricted Plan"), as well as 42,722 shares of Common Stock issuable under currently exercisable options granted under the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan (the "1992 Option Plan"). Also includes 15,154 shares of Common Stock allocated to Mr. Alfiero's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 15,276 shares of Common Stock owned by the Alfiero Family Charitable Foundation of which Mr. Alfiero is one of four directors and for which he disclaims beneficial ownership.

(3) Based on information set forth in a statement on Schedule 13-G filed with the SEC by FMR Corporation ("FMR") on February 14, 1996, FMR held on behalf of itself and its subsidiaries, Fidelity Management and Research Company ("Fidelity"), and Fidelity Management Trust Company ("Fidelity Trust"), an aggregate of 6,836,474 shares (adjusted for the 5% stock dividend issued April 26, 1996) of Common Stock. The power to vote or direct the voting of such shares resides with the respective Boards of Trustees of the investment funds established and managed by FMR and its subsidiaries. The stated business address of FMR, Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, MA 02109.

(4) Based on information set forth in a statement on Schedule 13-G filed with the SEC by Tiger Management Corporation ("Tiger") on April 9, 1996. Tiger, a corporation controlled by majority shareholder Julian H. Robertson, Jr., beneficially owns an aggregate of 6,081,181 shares (adjusted for the 5% stock dividend issued April 26, 1996) of Common Stock. Excluded from these shares are 306,703 shares (adjusted for the 5% stock dividend issued April 26, 1996) held on behalf of Panther Partners L.P., an investment corporation controlled by Mr. Robertson. The stated business address of Tiger is 101 Park Avenue, New York, NY 10178.

(5) Does not include 54,218 shares of Common Stock owned by the Arrison Family Charitable Foundation of which Mr. Arrison is one of four directors and for which he disclaims beneficial ownership.

(6) Includes 18,233 shares of Common Stock issued to Mr. Lippes under the Restricted Plan, as well as 31,336 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Does not include 48,755 shares of Common Stock owned by the Lippes Family Charitable Foundation of which Mr. Lippes is one of four directors and for which he disclaims beneficial ownership.

(7) Includes 21,127 shares of Common Stock issued to Mr. Montague under the Restricted Plan, as well as 35,470 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 6,030 shares of Common Stock allocated to Mr. Montague's self-directed accounts in the Company's retirement and 401(k) savings plan. Does not include 12,223 shares of Common Stock owned by the Montague Family Charitable Foundation of which Mr. Montague is one of four directors and for which he disclaims beneficial ownership.

(8) Includes 8,301 shares of Common Stock held by The Gibson Group, Inc. Pension Fund, of which Mr. Donohoo is a trustee and has voting power.

(9) Includes 2,894 shares of Common Stock issued to Mr. McNiel under the Restricted Plan, as well as 40,324 shares of Common Stock issuable under currently exercisable options granted pursuant to the Company's 1988 Incentive Stock Option Plan (the"1988 Option Plan") and the 1992 Option Plan. Also includes 2,780 shares of Common Stock allocated to Mr. McNiel's self-directed accounts in the Company's retirement and 401(k) savings plan.

(10) Includes 2,894 shares of Common Stock issued to Mr. Johansson under the Restricted Plan, as well as 20,768 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans.

(11) Includes 388,093 shares of Common Stock issued to the group under the Restricted Plan, as well as 244,499 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans. Includes 33,440 shares of Common Stock allocated to the officers' self directed accounts in the Company's retirement and 401(k) savings plan.


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The firm of Lippes, Silverstein, Mathias & Wexler LLP, of which Mr. Lippes, Secretary, a Director and general counsel of the Company, is a partner, serves as counsel to the Company. During fiscal 1996, such firm received approximately $1,169,000 for legal services rendered to the Company.

                                   OTHER MATTERS

      The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

                                 OTHER INFORMATION

      Coopers & Lybrand L.L.P. has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent fiscal year ended February 29, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the 1996 Annual Meeting of Stockholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.




      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED FEBRUARY 29, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Mark IV Industries, Inc., P.O. Box 810, Amherst, New York 14226-0810,
Attention: Investor Relations. Each such request must set forth a good faith representation that, as of June 3, 1996, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Stockholders.

                           1997 STOCKHOLDERS' PROPOSALS

      Proposals of stockholders intended to be presented at the 1997 Annual Meeting must be received by the Company by February 3, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

      The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.

                                                  GERALD S. LIPPES
                                                  Secretary
Dated:  June 5, 1996
_____________________________________________________________________________
      STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. STOCKHOLDERS MAY NEVERTHELESS VOTE IN PERSON IF THEY DO ATTEND.

                                  P R O X Y


                             MARK IV INDUSTRIES, INC.
         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 29, 1996
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints SAL H. ALFIERO, WILLIAM P. MONTAGUE and GERALD S. LIPPES and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of MARK IV INDUSTRIES, INC. to be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, 14226, on Monday, July 29, 1996 at 11:00 A.M. local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

1.    For Class III Director - Sal H. Alfiero

             _ FOR             _ WITHHOLD AUTHORITY

2.    For Class III Director - Clement R. Arrison

             _ FOR             _ WITHHOLD AUTHORITY

3. Approval of the proposed amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock.

             _ FOR             _ Against                _ Abstain

4.    Approval of the Mark IV Industries, Inc. 1996 Incentive Stock Option
      Plan.

             _ FOR             _ Against                _ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND PROPOSAL LISTED ABOVE.

                                      Dated:_______________________, 1996

                                      ____________________________________
                                                   Signature
                                      ____________________________________
                                            Signature if held jointly

                                   Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                        Exhibit A


                             MARK IV INDUSTRIES, INC.
                         1996 INCENTIVE STOCK OPTION PLAN


      1.     Purpose of Plan; Current Status of the Plan.

      The Mark IV Industries, Inc., 1996 Incentive Stock Option Plan (hereinafter called the "Plan") is intended to provide officers and other key employees of Mark IV Industries, Inc., a Delaware corporation (hereinafter called the "Company") and officers and other key employees of each Subsidiary of the Company as that term is defined in Section 3 below (hereinafter individually referred to as a "Subsidiary" and collectively as "Subsidiaries") with an additional incentive for them to promote the success of the business, to increase their proprietary interest in the success of the Company and its Subsidiaries, and to encourage them to remain in the employ of the Company or its Subsidiaries. The above aims will be effectuated through the granting of certain stock options, as herein provided, which are intended to qualify as Incentive Stock Options (hereinafter called "ISOs") under Section 422 of the Internal Revenue Code of 1986, as the same has been and shall be amended (hereinafter called the "Code").

      2.     Administration

      The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (hereinafter called the "Committee") composed of not less than two (2) directors of the Company, each of whom, shall be a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act (as defined in Section 7 hereof). The Committee is authorized to adopt such rules and regulations for the administration of the Plan and the conduct of its business as may seem to it proper.

      Any action taken or interpretation by the Committee under any provision of the Plan or any option granted hereunder shall be in accordance with the provisions of the Code, and the regulations and rulings issued thereunder as such may be amended, promulgated, issued, renumbered or continued from time to time hereafter in order that the options granted hereunder shall constitute "incentive stock options" within the meaning of the Code. All action taken pursuant to this Plan shall be lawful and with a view to obtaining for the Company and the option holder the maximum advantages under the law as then obtaining, and in the event that any dispute shall arise as to any action taken or interpretation by the Committee under any provision of the Plan, then all doubts shall be resolved in favor of such having been done in accordance with the said Code and such revenue laws, amendments, regulations, rulings and provisions as may then be applicable. Any action taken or interpretation by the Committee under any provision of the Plan shall be final. No member of the Committee shall be liable for any action, determination or interpretation under any provision of the Plan or otherwise if done in good faith.

      3.     Participation

             The Committee shall determine which of the employees of the Company and its Subsidiaries will receive options under the terms of this Plan from among officers and other key employees of the Company and its Subsidiaries (including, subject to the provisions of Section 422(c)(5) of the Code, officers or other key employees possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company). Those individuals to whom options are granted under the terms of this Plan are sometimes hereinafter referred to as "Optionees". The Committee shall determine the terms and provisions of the options granted hereunder (which need not be identical), the time or times at which options shall be granted and the number of shares of common stock of the Company (sometimes hereinafter referred to as "Common Stock") (or such number of shares of stock in which the Common Stock may at any time hereafter be constituted), for which options are granted. Notwithstanding the foregoing, in no event shall the Committee grant any options to the Company's Chief Executive Officer, any of the four
(4) most highly compensated officers, or any other employee of the Company if the aggregate number of shares of Common Stock which can be purchased by any such individual through the exercise of all options granted to him or her under the Plan exceeds 300,000 shares of Common Stock, adjusted as provided for in Section 5 hereof. For purposes of this Plan, the term "Subsidiary" shall mean any corporation which satisfies the definition of a "subsidiary corporation" as contained in Section 424(f) of the Code and the term "Subsidiaries" shall mean all corporations which satisfy the definition of a "subsidiary corporation" as contained in Section 424(f) of the Code when, in each case, for purposes of applying such definition, the "employer corporation" is deemed to mean the Company.

             In selecting Optionees and in determining the number of shares for which options are granted, the Committee may weigh and consider the following factors: the office or position of the Optionee and his/her degree of responsibility for the growth and success of the Company, length of service, remuneration, promotions and potential. The foregoing factors shall not be considered to be exclusive or obligatory upon the Committee, and the Committee may properly consider any other factors which to it seems appropriate.

             An Optionee who has been granted an option under the Plan may be granted additional options under the Plan if the Committee shall so determine.

             In no event shall any options be granted under this Plan at any time after the termination date set forth at the end of this Plan.

      4.     Shares Subject to the Plan

             Subject to adjustment as provided in Section 5 of this Plan, the aggregate number of reserved shares of Common Stock for which options may be granted hereunder shall not exceed three million (3,000,000) shares, determined as of April 24, 1996, (the effective date of this Plan); provided, however, that as to shares subject to options which expire or terminate pursuant to the provisions of this Plan without having been exercised in full, such shares shall be considered to be available again for placement under options granted thereafter under the Plan. Shares issued pursuant to the exercise of incentive stock options granted under the Plan shall be fully paid and non-assessable.

      5.     Anti-Dilution Provisions

             The aggregate number of shares and the class of shares as to which options may be granted under the Plan, the number and class of shares subject to each outstanding option, the price per share thereof (but not the total price), and the number of shares as to which an option may be exercised at any one time, shall all be adjusted proportionately in the event of any change, increase or decrease in the outstanding shares of Common Stock or any change in classification of the Company's Common Stock without receipt of consideration by the Company which results either from a split-up, reverse split or consolidation of shares, payment of a stock dividend, recapitalization, reclassification or other like capital adjustment so that upon exercise of the option, the Optionee shall receive the number and class of shares that he would have received had he been the holder of the number of shares of Common Stock for which the option is being exercised immediately preceding such change, increase or decrease in the outstanding shares of Common Stock of the Company. Any such adjustment made by the Committee shall be final and binding upon all Optionees, the Company, and all other interested persons. Any adjustment of an incentive stock option under this paragraph shall be made in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

             Anything in this Section 5 to the contrary notwithstanding, no fractional shares or scrip representative of fractional shares shall be issued upon the exercise of any option. Any fractional share interest resulting from any change, increase or decrease in the outstanding shares of Common Stock of the Company or resulting from any reorganization, merger, or consolidation for which adjustment is provided in this Section 5 shall disappear and be absorbed into the next lowest number of whole shares, and the Company shall not be liable for any payment for such fractional share interest to the Optionee upon his exercise of the option.

      6.     Option Price

             The purchase price for each share of Common Stock which may be acquired upon the exercise of each option issued under the Plan shall be determined by the Committee at the time the option is granted, but in no event shall such purchase price be less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of grant. If the Common Stock of the Company is listed upon an established stock exchange or exchanges on the day the option is granted, such fair market value shall be deemed to be the highest closing price of the Common Stock of the Company on such stock exchange or exchanges on the day the option is granted, or if no sale of the Company's Common Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock.

      7.     Option Exercise Periods

             a. The time within which any option granted hereunder may be exercised shall be, by its terms, not earlier than one (1) year from the date such option is granted and not later than ten (10) years from the date such option is granted. Except as otherwise provided for herein, the Optionee must remain in the continuous employment of the Company or any of its Subsidiaries from the date of the grant of the option to and including the date of exercise of option in order to be entitled to exercise his option. Options granted hereunder shall be exercisable in such installments and at such dates as the Committee may specify. Unless the Committee shall specify otherwise, the right of each Optionee to exercise his option to purchase the number of shares to which his option initially related shall accrue on a cumulative basis as follows:

                   (i). the Optionee shall have the right to purchase one-fourth (1/4) of the total number of shares of Common Stock which can be purchased pursuant to the option (subject to adjustment as provided in Section 5 hereof) at the end of the one (1) year period following the date the option is granted;

                   (ii). the Optionee shall have the right to purchase an additional one-fourth (1/4) of the total number of shares of Common Stock which can be purchased pursuant to the option (subject to adjustment as provided in Section 5 hereof) at the end of the two (2) year period following the date the option is granted;

                   (iii). the Optionee shall have the right to purchase an additional one-fourth (1/4) of the total number of shares of Common Stock which can be purchased pursuant to the option (subject to adjustment as provided in Section 5 hereof) at the end of the three (3) year period following the date the option is granted;

                   (iv). the Optionee shall have the right to purchase the remaining one-fourth (1/4) of the total number of shares of Common Stock which can be purchased pursuant to the option (subject to adjustment as provided in Section 5 hereof) at the end of the four (4) year period following the date the option is granted.

             Continuous employment shall not be deemed to be interrupted by transfers between the Subsidiaries or between the Company and any Subsidiary, whether or not elected by termination from any Subsidiary and re-employment by any other Subsidiary or the Company. Time of employment with the Company shall be considered to be one employment for the purposes of this Plan, provided there is no intervening employment by a third party or no interval between employments which, in the opinion of the Committee, is deemed to break continuity of service. The Committee shall, at its discretion, determine the effect of approved leaves of absence and all other matters having to do with "continuous employment". Where an Optionee dies while employed by the Company or any of its Subsidiaries, his options may be exercised following his death in accordance with the provisions of Section 10 below.

             b. Notwithstanding the foregoing provisions of Section 7(a), in the event the Company or the shareholders of the Company enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger, consolidation, reorganization, liquidation, or otherwise, or in the event a Change of Control (as hereinafter defined) of the Company shall occur, all unexercised options granted hereunder shall become immediately exercisable with respect to the full number of shares subject to that option during the period commencing as of the date of execution of such agreement and ending as of the earlier of (i) ten (10) years from the date such option was granted, or (ii) ninety (90) days following the date on which a Change in Control occurs or the disposition of assets or stock contemplated by this sentence is consummated. In addition, in the event that substantially all the stock of any Subsidiary by whom an Optionee is employed is sold or otherwise disposed of by merger, consolidation, reorganization, liquidation or otherwise, or in the event that substantially all the assets of any division of the Company or any division of any Subsidiary by whom the Optionee is employed are sold or disposed of by means of a sale, merger, consolidation, reorganization, liquidation or otherwise and, in connection with any such asset sale, the Optionee's employment with the Company or the Subsidiary (as the case may be) is terminated, the options of an Optionee employed by such a division or Subsidiary shall, unless the Optionee remains in the employ of the Company or any Subsidiary of the Company immediately following any such sale or other disposition of stock or assets, become immediately exercisable with respect to the full number of shares subject to that option during the period commencing as of the date of execution of the agreement providing for such sale or other disposition and ending as of the earlier of (x) ten (10) years from the date such option was granted and (y) ninety (90) days following the date on which the disposition of the assets or stock contemplated by this sentence is consummated. Ninety (90) days following the consummation of any disposition of assets or stock referred to in the preceding sentence, any unexercised options issued hereunder which have become exercisable pursuant to this paragraph (or any unexercised portion thereof) shall terminate and cease to be effective. In addition, if any disposition of assets or stock referred to in this paragraph occurs with respect to substantially all the assets or stock of the Company or if a Change in Control occurs, ninety (90) days following such disposition of assets or stock or Change in Control, this Plan and any unexercised options issued hereunder which have become exercisable pursuant to this paragraph (or any unexercised portion thereof) shall terminate and cease to be effective, unless provision is made in connection with such transaction for assumption of options previously granted or the substitution for such options of new options covering the securities of a successor corporation or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and prices.

             c. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if:

                   (i). any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than thirty percent (30%) of the then outstanding voting stock of the Company, otherwise than through a transaction arranged by, or consummated with the prior approval of its Board of Directors; or

                   (ii). during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new director whose election to the Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) (hereinafter referred to as the "Continuing Directors") cease for any reason to constitute a majority thereof; or

                   (iii). the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (provided, however, that if prior to the merger or consolidation, the Board of Directors of the Company adopts a resolution that is approved by a majority of the Continuing Directors providing that such merger or consolidation shall not constitute a "change in control" for purposes of the Plan, then such a merger or consolidation shall not constitute a "change in control"); or

                   (iv). the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the assets of the Company.

            d.    Any change or adjustment made pursuant to the terms of this
Section 7 shall be made in such a manner so as not to constitute a "modification" as defined in Section 424 of the Code, and so as not to cause any incentive stock option issued under this Plan to fail to continue to qualify as an incentive stock option as defined in Section 422(b) of the Code. Notwithstanding the foregoing, in the event that any such agreement shall be terminated without consummating the disposition of said stock or assets, any unexercised unaccrued portion of any option that had become exercisable solely by reason of the provisions of this paragraph shall again become unaccrued and unexercisable as of said termination of such agreement; subject, however, to such portion of such option accruing pursuant to the normal accrual schedule provided in the terms under which such option was granted. Any exercise of any portion of any option prior to said termination of said agreement shall remain effective despite the fact that such portion became exercisable solely by reason of the Company or its shareholders entering into said agreement to dispose of the stock or assets of the Company or the stock or assets of any Subsidiary of the Company, any division of the Company or any division of any Subsidiary of the Company.

      8.     Exercise of Option

             Options shall be exercised as follows:

             a. Notice and Payment. Each option, or any installment thereof, shall be exercised, whether in whole or in part, by giving written notice to the Company at its principal office, (the "Exercise Notice") that the Optionee intends to exercise all or part of any option he has been granted and by paying to the Company the purchase price for the number of shares of Common Stock of the Company which the Optionee desires to purchase at the price per share (as adjusted) set forth in the option which the Optionee desires to exercise.

             b. The Exercise Notice: (i) shall state the identity of the options being exercised (by reference to the date of the grant of the option);
(ii) shall state the number of shares to be purchased and the purchase price to be paid; and (iii) shall contain representations on behalf of the Optionee that he acknowledges that the Company is selling the shares being acquired by him under a claim of exemption from registration under the Securities Act of 1933 as amended (hereinafter referred to as the "Act"), as a transaction not involving any public offering; that he represents and warrants that he is acquiring such shares with a view to "investment" and not with a view to distribution or resale; and that he agrees not to transfer, encumber or dispose of the shares unless: (A) a registration statement with respect to the shares shall be effective under the Act, together with proof satisfactory to the Company that there has been compliance with applicable state law; or
(B) the Company shall have received an opinion of counsel in form and content satisfactory to the Company to the effect that the transfer qualifies under Rule 144 or some other disclosure exemption from registration and that no violation of the Act or applicable state laws will be involved in such transfer, and/or such other documentation in connection therewith as the Company's counsel may in its sole discretion require.

             c. Payment of the purchase price for shares of Common Stock to be acquired in connection with the exercise of any options granted under this Plan shall be made: (i) by delivery to the Company of cash or a certified or bank check payable to the order of the Company in an amount equal to the portion of the purchase price which is payable in connection with the exercise of such option; (ii) by delivery to the Company of previously acquired shares of the Company's Common Stock having an aggregate fair market value equal to the portion of the purchase price which is payable in connection with the exercise of such option, provided that such previously acquired shares of Common Stock have been held by the Optionee for at least six (6) months or such other period of time as may be required by the Committee at the time such shares are delivered to the Company in connection with the Optionee's exercise of his/her option hereunder; or (iii) by the Company's retention of a portion of the shares of the Company's Common Stock to be issued in connection with the exercise of such option, which shares of Common Stock have an aggregate fair market value equal to the total exercise price payable for that number of shares of the Company's Common Stock (including retained shares) which is to be issued upon the exercise by the optionee of the number of options identified by the optionee in the exercise notice. If shares of the Company's Common Stock are delivered (or retained by the Company) as payment of the purchase price for shares of Common Stock to be acquired in connection with the exercise of options granted hereunder, the shares of Common Stock which are delivered (or retained by the Company) in payment of such purchase price shall be equal to the fair market value (determined in accordance with the principles set forth in Section 6 hereof) of the Common Stock on the day immediately preceding the day on which such Common Stock is delivered (or retained by the Company) in payment of the purchase price for shares of Common Stock to be acquired in connection with the exercise of options granted hereunder.

             d. Issuance of Certificates. Certificates representing the shares purchased by the Optionee shall be issued as soon as practicable after the Optionee has complied with the provisions of Section 8(a) hereof.

             e. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to the shares purchased until the date of the issuance to him of a Certificate representing such shares.


      9.     Assignment of Option

             Subject to the provisions of Section 10, options granted under this Plan may not be assigned voluntarily or involuntarily or by operation of law. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any incentive stock option, or any right thereunder, contrary to the provisions hereof shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the option with respect to the shares involved in such attempt.

      10.    Effect of Termination of Employment, Death or Disability


             a. In the event of the termination of employment of an Optionee during the two (2) year period after the date of issuance of an option to him either by reason of (i) a discharge for cause, or (ii) voluntary separation on the part of the Optionee and without consent of the Company or the Subsidiary for whom the Optionee was employed, any option or options theretofore granted to him under this Plan, to the extent not theretofore exercised by him, shall forthwith terminate.

             b. In the event of the termination of employment of an Optionee (otherwise than by reason of death or retirement of the Optionee at his Retirement Date) by the Company or by any of the Subsidiaries employing the Optionee at such time, any option or options granted to him under the Plan to the extent not theretofore exercised shall be deemed canceled and terminated forthwith, except that, subject to the provisions of subparagraph (a) of this Section, such Optionee may exercise any options theretofore granted to him, which have not then expired and which are otherwise exercisable within the provisions of Section 7 hereof, within three (3) months after such termination. If the employment of an Optionee shall be terminated by reason of the Optionee's retirement at his Retirement Date from the Company or from any of the Subsidiaries employing the Optionee at such time, the Optionee shall have the right to exercise such option or options held by him to the extent that such options have not expired, at any time within three (3) months after such retirement. The provisions of Section 7 to the contrary notwithstanding, upon retirement, all options held by an Optionee shall be immediately exercisable in full. The transfer of an Optionee from the employ of the Company to a Subsidiary of the Company or vice versa, or from one Subsidiary of the Company to another, shall not be deemed to constitute a termination of employment for purposes of this Plan.

             c. In the event that an Optionee shall die while employed by the Company or by any of the Subsidiaries or shall die within three (3) months after retirement on his Retirement Date (from the Company or any Subsidiary), any option or options granted to him under this Plan and not theretofore exercised by him or expired shall be exercisable by the estate of the Optionee or by any person who acquired such option by bequest or inheritance from the Optionee in full, notwithstanding Section 7, at any time within one (1) year after the death of the Optionee. References hereinabove to the Optionee shall be deemed to include any person entitled to exercise the option after the death of the Optionee under the terms of this Section.

             d. In the event of the termination of employment of an Optionee by reason of the Optionees' disability, the Optionee shall have the right, notwithstanding the provisions of Section 7 hereof, to exercise all options held by him, to the extent that options have not previously expired or been exercised, at any time within one (1) year after such termination. The term "disability" shall, for the purposes of this Plan, be defined in the same manner as such term is defined in Section 105(d)(4) of the Internal Revenue Code of 1986.

             e. For the purposes of this Plan, "Retirement Date" shall mean any date an employee is otherwise entitled to retire under the Company's retirement plans.

      11.    Amendment and Termination of the Plan

             The Board of Directors of the Company may at any time suspend, amend or terminate the Plan; provided, however, that except as permitted in
Section 13 hereof, no amendment or modification of the Plan which would:

             a. increase the maximum aggregate number of shares as to which options may be granted hereunder (except as contemplated in Section 5); or

             b. reduce the option price or change the method of determining the option price; or

             c. increase the time for exercise of options to be granted or those which are outstanding beyond the terms of ten (10) years; or

             d. change the designation of the employees or class of employees eligible to receive options under this Plan, may be adopted unless with the approval of the holders of a majority of the outstanding shares of Common Stock represented at a shareholders' meeting of the Company, or with the written consent of the holders of a majority of the outstanding shares of Common Stock. No amendment, suspension or termination of the Plan may, without the consent of the holder of the option, terminate his option or adversely affect his rights in any material respect.

      12.    Incentive Stock Options Power to Establish Other Provisions.


             It is intended that the Plan shall conform to and each option shall qualify and be subject to exercise only to the extent that it does qualify as an "incentive stock option" as defined in Section 422 of the Code and as such section may be amended from time to time or be accorded similar tax treatment to that accorded to an incentive stock option by virtue of any new Revenue Laws of the United States. The Board of Directors may make any amendment to the Plan which shall be required so to conform the Plan. Subject to the provisions of the Code, the Committee shall have the power to include such other terms and provisions in options granted under this Plan as the Committee shall deem advisable, provided, however, that no option shall be granted hereunder which does not qualify under the Code.

      13.    Maximum Annual Value of Options Exercisable.

      Notwithstanding any provisions of this Plan to the contrary if: (a) the sum of: (i) the fair market value (determined as of the date of the grant) of all options granted to an Optionee under the terms of this Plan which become exercisable for the first time in any one calendar year; and (ii) the fair market value (determined as of the date of the grant) of all options previously granted to such Optionee under the terms of this Plan or any other incentive stock option plan of the Company or its subsidiaries which also become exercisable for the first time in such calendar year; exceeds (b) $100,000; then, (c) those options shall continue to be binding upon the Company in accordance with their terms but, to the extent that the aggregate fair market of all such options which become exercisable for the first time in any one calendar year (determined as of the date of the grant) exceeds $100,000, such options shall not be deemed to be incentive stock options as defined in Section 422 (b) of the Code. Accordingly, no Optionee shall be entitled to exercise options granted under any incentive stock option plan of the Company and any parent or subsidiary of the Company, in any single calendar year, for shares of Common Stock the value of which (determined at the timer of grant of the options) exceeds $100,000 except to the extent such options first become exercisable in previous complete calendar years. For purposes of the foregoing, the determination of which options shall be recharacterized as not being incentive stock options issued under the terms of this Plan shall be made in inverse order of their grant dates and, accordingly, the last options received by the Optionee shall be the first options to be recharacterized as not being incentive stock options granted pursuant to the terms of the Plan.


      14.    General Provisions

             a. No incentive stock option shall be construed as limiting any right which the Company or any parent or subsidiary of the Company may have to terminate at any time, with or without cause, the employment of an Optionee.

             b. The Section headings used in this Plan are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any of the provisions hereof.

             c. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other whenever the content so indicates or requires.

             d. No options shall be granted under the Plan after ten (10) years from the date the Plan is adopted by the Board of Directors of the Company or approved by the stockholders of the Company, whichever is earlier.

      15.    Effective Date and Duration of the Plan

             The Plan will become effective as of April 24, 1996, assuming, as required by Section 422 of the Code, the Plan is approved by the Shareholders of the Company at the 1996 Annual Meeting. The Plan will terminate on April 23, 2006 provided however, that the termination of the Plan shall not be deemed to modify, amend or otherwise affect the term of any options outstanding on the date the Plan terminates.

             IN WITNESS WHEREOF, the undersigned has executed this Mark IV Industries, Inc. 1996 Incentive Stock Option Plan for and on behalf of Mark IV Industries, Inc. this 25th day of April, 1996.


                                                 MARK IV INDUSTRIES, INC.

                                                 By: Richard L. Grenolds
                                                     Vice President and
                                                     Chief Accounting Officer